Exhibit 99. 1

REGISTRANT’S REPRESENTATION PURSUANT TO REQUIREMENTS OF FORM 20-F, ITEM 8.A.4

Addex Therapeutics Ltd, a foreign private issuer organized under the laws of the Switzerland (the “Company”), is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s registration statement on Form F-1, as amended, publically filed on December 17, 2019 (the “Registration Statement”) registering for sale American Depositary Shares (the “ADSs”), representing shares of the Company.

The Company has included in the Registration Statement its audited consolidated financial statements, prepared in accordance with international financial reporting standards, as of December 31, 2018 and 2017, and for each of the two fiscal years ended December 31, 2018 and 2017, and unaudited interim consolidated financial statements as of June 30, 2019, and for each of the six-month periods ended June 30, 2019 and 2018.

The Company respectfully believes that it is not required to comply with the 12-month audited financial statement requirement of Item 8.A.4 of Form 20-F in any jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.

Sincerely,

/s/ Tim Dyer
Tim Dyer
Chief Executive Officer
Addex Therapeutics Ltd